Exhibit 23B

                          Independent Auditors Consent


   We consent to the reference to our firm under the caption "Experts" in the registration Statement (Form S-3) and related Prospectus of NuMED Home Health Care, Inc. for the registration of 509,180 shares of its common stock and to the incorporation by reference therein of our report dated June 11, 1996, with respect to the consolidated financial statements of NuMED Home Health Care, Inc. included in its Annual Report (Form 10-KSB) for the year ended March 31, 1996 and our report dated June 25, 1996 with respect to the financial statements of the NuMED Home Health Care, Inc. Employee Stock Purchase Plan included in its Annual Report (Form 11-K) for the year ended March 31, 1996, filed with the Securities and Exchange Commission.




                                      Ernst & Young LLP

   July 29, 1996
   Cleveland, Ohio